Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF ISLE OF CAPRI CASINOS, INC.

STATE OF INCORPORATION
WHOLLY-OWNED SUBSIDIARIES

Black Hawk Holdings, L.L.C.	Colorado
Capri Air, Inc.	Mississippi
Capri Insurance Corporation	Hawaii
Casino America of Colorado, Inc.	Colorado
CCSC Blackhawk, Inc.	Colorado
Grand Palais Riverboat, Inc.	Louisiana
IC Holdings Colorado, Inc.	Colorado
IOC-Boonville, Inc.	Nevada
IOC-Davenport, Inc.	Iowa
IOC-Kansas City, Inc.	Missouri
IOC-Lula, Inc.	Mississippi
IOC-Natchez	Mississippi
IOC Black Hawk County, Inc.	Iowa
IOC Holdings, L.L.C.	Louisiana
IOC Pittsburgh, Inc.	Pennsylvania
IOC Services, L.L.C.	Delaware
Isle of Capri Bettendorf, L.C.	Iowa
Isle of Capri Black Hawk, L.L.C.	Colorado
Isle of Capri Marquette, Inc.	Iowa
PPI. Inc	Florida
Riverboat Corporation of Mississippi	Mississippi
St. Charles Gaming Company, Inc.	Louisiana
The Isle Casinos Limited	United Kingdom

PARTIALLY-OWNED SUBSIDIARIES

Blue Chip Casinos, Ltd.	United Kingdom